Filed in the Office of	Business Number E0768622007-2
FVAguilar	Filing Number 20243781398
Secretary of State State Of Nevada	Filed On 1/26/2024 8:36:00 AM
	Number of Pages 7

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☐ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Meta Materials Inc. Entity or Nevada Business Identification Number (NVID): NV20071747429
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series C Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* NOW, THEREFORE, BE IT RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Articles ... (SEE ATTACHED.)
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X DocuSigned by: Uzi Sasson 7A434E3891574A3... Signature of Officer Date: 01/25/2024

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

META MATERIALS INC.

CERTIFICATE OF DESIGNATION
OF
SERIES C PREFERRED STOCK

(Pursuant to Section 78.1955 of the Nevada Revised Statutes)

The undersigned, Uzi Sasson, the duly appointed Chief Executive Officer and President of Meta Materials Inc., a corporation organized and existing under the laws of the State of Nevada (the "***Corporation***"), does hereby certify that:

1. The Corporation is authorized to issue 200,000,000 shares of preferred stock, par value $0.001 per share (the "***Preferred Stock***");

2. The Board of Directors of the Corporation (the "***Board of Directors***"), in accordance with the Corporation's Amended and Restated Articles of Incorporation, dated as of June 24, 2021 (as may be amended and/or restated from time to time, the "***Articles of Incorporation***"), adopted the following resolutions by unanimous written consent as of January 22, 2024, with the same force and effect as if adopted at a meeting of the Board of Directors duly called and held:

WHEREAS, the Articles of Incorporation provides for a class of capital stock of the Corporation known as preferred stock, consisting of 200,000,000 shares, par value $0.001 per share (the "***Preferred Stock***"), issuable from time to time in one or more series,

WHEREAS, the Board of Directors is expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series, and the designation of such series, the voting powers, designations, preferences, limitations, restrictions and relative rights of the shares of such series, to the full extent now or hereafter permitted by the laws of the State of Nevada and the Nevada Revised Statues ("***NRS***"); and

WHEREAS, pursuant to such authority, the Board of Directors desires to fix the voting powers, designations, preferences, limitations, restrictions and relative rights relating to a series of Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to authority conferred upon the Board of Directors by NRS 78.1955 and the Articles of Incorporation, (1) a series of Preferred Stock be, and hereby is, authorized by the Board of Directors, (2) the Board of Directors hereby authorizes the issuance of shares of Series C Preferred Stock as provided for herein, and (3) the Board of Directors hereby fixes the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of such shares of Preferred Stock, in addition to any provisions set forth in the Articles of Incorporation that are applicable to all series of the Preferred Stock, as follows:

TERMS OF SERIES C PREFERRED STOCK

1. Designation, Amount and Par Value. The series of Preferred Stock created hereby shall be designated as the Series C Preferred Stock (the "***Series C Preferred Stock***"), and the number of shares so designated shall be 10,000,000. Each share of Series C Preferred Stock shall have a par value of $0.001 per share.

2. Dividends. The holders of Series C Preferred Stock, as such, shall not be entitled to receive dividends of any kind.

3. Voting Rights. Except as otherwise provided by the Articles of Incorporation of the Corporation or required by law, the holders of shares of Series C Preferred Stock shall have the following voting rights:

3.1 Except as otherwise provided herein, each outstanding share of Series C Preferred Stock shall have 1,000 votes per share (and, for the avoidance of doubt, each fraction of a share of Series C Preferred Stock shall have a ratable number of votes). The outstanding shares of Series C Preferred Stock shall vote together with the outstanding shares of common stock, par value $0.001 per share (the "***Common Stock***"), of the Corporation and the votes represented by the outstanding share of Series B Preferred Stock, par value $0.001 per share (the "***Series B Preferred Stock***"), as a single class exclusively with respect to the Authorized Share Proposal (as defined below) and the Adjournment Proposal (as defined below) and shall not be entitled to vote on any other matter except to the extent required under the NRS. Notwithstanding the foregoing, and for the avoidance of doubt, each share of Series C Preferred Stock (or fraction thereof) redeemed pursuant to the Initial Redemption (as defined below) shall have no voting power with respect to, and the holder of each share of Series C Preferred Stock (or fraction thereof) redeemed pursuant to the Initial Redemption shall have no voting power with respect to any such share of Series C Preferred Stock (or fraction thereof) on, the Authorized Share Proposal, the Adjournment Proposal or any other matter brought before any meeting of stockholders held to vote on the Authorized Share Proposal. As used herein, the term "***Authorized Share Proposal***" means any proposal to adopt an amendment to the Articles of Incorporation of the Corporation to increase the authorized shares of Common Stock from 10,000,000 shares of Common Stock to a minimum of 250,000,000 shares of Common Stock in accordance with the terms of such amendment. As used herein, the term "***Adjournment Proposal***" means any proposal to adjourn any meeting of stockholders called for the purpose of voting on the Authorized Share Proposal.

3.2 Unless otherwise provided on any applicable proxy or ballot with respect to the voting on the Authorized Share Proposal or the Adjournment Proposal, the 1,000 votes per share of Series C Preferred Stock (or fraction thereof) entitled to vote on the Authorized Share Proposal, the Adjournment Proposal or any other matter brought before any meeting of stockholders held to vote on the Authorized Share Proposal shall be cast in the same manner as the vote, if any, of:

(a) each share of Common Stock (or fraction thereof) in respect of which such share of Series C Preferred Stock (or fraction thereof) was issued as a distribution is cast on the Authorized Share Proposal, the Adjournment Proposal or such other matter, as applicable; and

(b) each Exchangeable Share (as defined in the Certificate of Designation for the Series B Preferred Stock, as filed with the Office of the Nevada Secretary of State on June 28, 2021), as exercised by TSX Trust Company, as successor to AST Trust Company (Canada) AST Trust (Canada) (the "***Trustee***") through the Series B Preferred Stock in accordance with that certain Voting and Exchange Trust Agreement made as of June 28, 2021 (the "***Voting Agreement***"), is cast on the Authorized Share Proposal, the Adjournment Proposal or such other matter, as applicable;

where the proxy or ballot with respect to the shares of Common Stock held by any holder on whose behalf such proxy or ballot is submitted and with respect to the votes exercised by proxy by the Trustee in accordance with Series B Preferred Stock and the Voting Agreement will be deemed to include all shares of Series C Preferred Stock (or fraction thereof) held by such holder. Holders of Series C Preferred Stock will not receive a separate ballot or proxy to cast votes with respect to the Series C Preferred Stock on the Authorized Share Proposal, the Adjournment Proposal or any other matter brought before any meeting of stockholders held to vote on the Authorized Share Proposal.

4. Rank; Liquidation.

4.1 The Series C Preferred Stock shall rank senior to the Common Stock and to the Series B Preferred Stock as to any distribution of assets upon a liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (a "***Dissolution***"). For the avoidance of any doubt, but without limiting the foregoing, neither the merger or consolidation of the Corporation with or into any other entity, nor the sale, lease, exchange or other disposition of all or substantially all of the Corporation's assets shall, in and of itself, be deemed to constitute a Dissolution.

4.2 Upon any Dissolution, each holder of outstanding shares of Series C Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, prior and in preference to any distribution to the holders of Common Stock, an amount in cash equal to $0.001 per outstanding share of Series C Preferred Stock.

5. Redemption.

5.1 All shares of Series C Preferred Stock that are not present in person or by proxy at any meeting of stockholders held to vote on the Authorized Share Proposal as of immediately prior to the opening of the polls at such meeting (the "***Initial Redemption Time***") shall automatically be redeemed by the Corporation at the Initial Redemption Time without further action or formality on the part of the Corporation or the holder thereof (the "***Initial Redemption***").

5.2 Any outstanding shares of Series C Preferred Stock that have not been redeemed pursuant to an Initial Redemption shall be redeemed in whole, but not in part, (a) if such redemption is ordered by the Board of Directors in its sole discretion, automatically and effective on such time and date specified by the Board of Directors in its sole discretion or (b) automatically without further action or formality on the part of the Corporation or the holder thereof upon the approval by the Corporation's stockholders of the Authorized Share Proposal at any meeting of the stockholders held for the purpose of voting on such proposal (any such redemption pursuant to

this Section 5.2, the "***Subsequent Redemption***" and, together with the Initial Redemption, the "***Redemptions***"). As used herein, the "***Subsequent Redemption Time***" shall mean the effective time of the Subsequent Redemption, and the "***Redemption Time***" shall mean (y) with respect to the Initial Redemption, the Initial Redemption Time and (z) with respect to the Subsequent Redemption, the Subsequent Redemption Time.

5.3 Each share of Series C Preferred Stock redeemed in any Redemption pursuant to this Section 5 shall be redeemed in consideration for the right to receive an amount equal to $0.001 in cash for each whole share of Series C Preferred Stock that are "beneficially owned" by the "beneficial owner" (as such terms are defined below) thereof as of immediately prior to the applicable Redemption Time and redeemed pursuant to such Redemption, payable upon receipt by the Corporation of a written request submitted by the applicable holder to the corporate secretary of the Corporation (each a "***Redemption Payment Request***") following the applicable Redemption Time. Such Redemption Payment Request shall (a) be in a form reasonably acceptable to the Corporation (b) set forth in reasonable detail the number of shares of Series C Preferred Stock beneficially owned by the holder at the applicable Redemption Time and include evidence reasonably satisfactory to the Corporation regarding the same, and (c) set forth a calculation specifying the amount in cash owed to such Holder by the Corporation with respect to the shares of Series C Preferred Stock that were redeemed at the applicable Redemption Time. As used herein, "***Person***" shall mean any individual, firm, corporation, partnership, limited liability company, trust or other entity, and shall include any successor (by merger or otherwise) to such entity. As used herein, a Person shall be deemed the "***beneficial owner***" of, and shall be deemed to "***beneficially own***," any securities which such Person is deemed to beneficially own, directly or indirectly, within the meaning of Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

5.4 From and after the time at which any shares of Series C Preferred Stock are called for redemption (whether automatically or otherwise) in accordance with Section 5.1 or Section 5.2, such shares of Series C Preferred Stock shall cease to be outstanding, and the only right of the former holders of such shares of Series C Preferred Stock, as such, will be to receive the applicable redemption price, if any. The shares of Series C Preferred Stock redeemed by the Corporation pursuant to this Certificate of Designation shall, upon such redemption, be automatically retired and restored to the status of authorized but unissued shares of Preferred Stock.

5.5 Notwithstanding anything to the contrary herein or otherwise, and for the avoidance of doubt, any shares of Series C Preferred Stock (or fraction thereof) that have been redeemed pursuant to an Initial Redemption shall not be deemed to be outstanding for the purpose of voting or determining the number of votes entitled to vote on any matter submitted to stockholders (including the Authorized Share Proposal, the Adjournment Proposal or any other matter brought before any meeting of stockholders held to vote on the Authorized Share Proposal) from and after the time of the Initial Redemption. Notice of any meeting of stockholders for the submission to stockholders of any proposal to approve the Authorized Share Proposal shall constitute notice of a redemption of shares of Series C Preferred Stock pursuant to an Initial Redemption and result in the automatic redemption of the applicable shares of Series C Preferred Stock (and/or fractions thereof) pursuant to the Initial Redemption at the Initial Redemption Time pursuant to Section 5.1 hereof. Notice by the Corporation of the approval by the Corporation's stockholders of the Authorized Share Proposal, whether by press release or a filing with the Securities and Exchange

Commission, shall constitute a notice of redemption of shares of Series C Preferred Stock pursuant to a Subsequent Redemption and result in the automatic redemption of the applicable shares of Series C Preferred Stock (and/or fractions thereof) pursuant to the Subsequent Redemption at the Subsequent Redemption Time pursuant to Section 5.2 hereof. In connection with the filing of this Certificate of Designation, the Corporation has set apart funds for payment for the redemption of all shares of Series C Preferred Stock pursuant to the Redemptions and shall continue to keep such funds apart for such payment through the payment of the purchase price for the redemption of all such shares. Notwithstanding anything herein to the contrary, the Corporation shall not be required to pay any redemption proceeds to any holder of Series C Preferred Stock if the amount of the payment would be less than $100.00.

6. Transfer. Shares of Series C Preferred Stock will be uncertificated and represented in book-entry form. No share of Series C Preferred Stock may be transferred by the holder thereof except in connection with a transfer by such holder of the corresponding share of Common Stock held thereby, in which case a number of shares of Series C Preferred Stock equal to the number of shares of Common Stock to be transferred by such holder shall be automatically transferred to the transferee of such shares of Common Stock. Each Series C Preferred Stock shall at all times be attached to the corresponding share of Common Stock or Series B Preferred Stock in respect of which such Series C Preferred Stock was issued as a distribution. Notice of the foregoing restrictions on transfer shall be given in accordance with NRS 78.235.

7. Fractional Shares. The Series C Preferred Stock may be issued in whole shares or in any fraction of a share that is one one-thousandth (1/1,000th) of a share or any integral multiple of such fraction, which fractions shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, participate in distributions upon a Dissolution and have the benefit of any other rights of holders of Series C Preferred Stock.

8. Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

[*Remainder of page intentionally left blank.*]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of Series C Preferred Stock on behalf of the Corporation as of January 25, 2024.

META MATERIALS INC.

DocuSigned by:

By: Uzi Sasson

7A434E3891574A3...

Name: Uzi Sasson

Title: Chief Executive Officer and President